SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2009

Health Enhancement Products, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30415	87-0699977
(Commission File Number)	(I.R.S. Employer Identification No.)

7740 East Evans Rd., Suite A100, Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(480) 385-3800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     .Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     .Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement

Item 1.02.

Termination of a Material Definitive Agreement

On October 1, 2009, the Registrant and Changing Times Vitamins Inc. (“CTV”) entered into a Termination and Mutual Release Agreement, under which they terminated that certain Distribution and Services Agreement, as amended, by and between them (“Distributor Agreement”).  Howard R. Baer, a significant shareholder of the Registrant, is also a significant shareholder of CTV.

Under the Distributor Agreement, CTV was the exclusive distributor of the Registrants’ ProAlgaZyme product.  The Registrant and CTV determined that it was no longer in the best interests of the Registrant to continue to be subject to the Distribution Agreement.  As a result, the Registrant and CTV agreed to terminate the Distribution Agreement and exchange mutual releases.  CTV has released the Registrant  with respect to any claims related to the Distribution Agreement, and the Registrant has given CTV a general release with respect to any claims it may have against CTV.  In addition, in consideration of CTV’s agreement to terminate the Distribution Agreement, the Registrant paid CTV $300,000 in cash and agreed to issue CTV 750,000 shares of its common stock, as soon as practical following an increase in the number of the Registrant’s authorized common shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 6, 2009	HEALTH ENHANCEMENT PRODUCTS, INC.

By /s/ Janet Crance
Janet Crance, Chief Administrative Officer